Exhibit 99.1

Gopher Protocol Develops and Files Patent for Automatic Activation or Deactivation of Airplane Mode for Mobile Devices

Gopher Protocol Inc.October 5, 2015 10:01 AM GlobeNewswire

PERRIS, Calif., Oct. 05, 2015 (GLOBE NEWSWIRE) -- Gopher Protocol Inc. (GOPH) (“Gopher”) today announced that it has filed a patent for method relating to the automatic altitude and motion activity detection as well as activation or deactivation of Airplane Mode for mobile devices.

Upon development, we expect that a device using our proprietary microchip system and mobile software application will automatically detect the altitude of a mobile device and would be able to activate or deactivate the mobile device’s Airplane Mode. In addition, the system enables or disables other mobile device functionalities according to its altitude and motion activities.  This is accomplished by direct communication with satellites and radio frequency waves to determine the mobile device altitude and motion activities which in turn enables or disables the mobile device’s functionalities.

As part of the SOS real time emergency communications (reported last week), the proprietary microchip will directly communicate via satellite with all other proprietary microchips within mobile devices, worldwide, in order to provide the emergency communication, location identification and tracking feature, which we believe will be a useful tool for air travelers. The implementation of this system would be subject to approval of the Federal Aviation Administration as well as other standard business metrics including obtaining the needed financing and market acceptance of the system.

This new patent is a derivative of the GopherInsight™ platform, which is a new, integrated circuit technology developed by Gopher. GopherInsight™ is the heart of a new concept mobile system targeted to learn and adapt to each consumer's shopping habits.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher") is a heuristic-based technology platform that connects consumers with the products and services they need through a novel way of master scheduling deliverables according to demand at the customer's location based on a smartphone application, the internet or by phone call. Gopher is presently developing mobile applications including The Magic Leaf, The Corporate Courier, Taximania and RoadFriend that are part of the GopherExpress platform -- http://hermesroll.com/ which content has been shifted into the Gopher branding under http://gopherex.com/ and gopherex.net as well as gas delivery via Neft - http://neftapp.com/.

Contact:

Contact:
Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336